Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2010, relating to the consolidated financial statements and the financial statement schedule of Boardwalk Pipeline Partners, LP, and the effectiveness of Boardwalk Pipeline Partners, LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 28, 2010